February 14, 1997



Life of Virginia Series Fund, Inc.
6610 West Broad Street
Richmond, Virginia 23230

         RE:      Registration Statement No. 2-91369
                  Under the Securities Act of 1933

Gentlemen:

This opinion is furnished in connection with the preparation and filing by Life of Virginia Series Fund, Inc. with the Securities and Exchange Commission of a certain notice to be filed pursuant to the provisions of Rule 24f-2, under the Investment Company Act of 1940, making definite in amount the registration of those securities set forth in the notices, issued by Life of Virginia Series Fund, Inc. during the period from January 1, 1996, through December 31, 1996.

I have examined such documents and such law as I consider necessary and appropriate, and on the basis of such examination, it is my opinion that:

         1. Life of Virginia Series Fund, Inc. is a corporation duly and validly organized under the laws of The Commonwealth of Virginia.

         2. The shares of Life of Virginia Series Fund, Inc. that were issued during the period between January 1, 1996 through December 31, 1996 were legally issued, fully paid and non-assessable.

I consent to the filing of this opinion in conjunction with the filing of the aforementioned notices pursuant to paragraph (b)(2) of Rule 24f-2.

Very truly yours,

/S/ WILLIAM E. DANER, JR.

William E. Daner, Jr.
General Counsel



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